Exhibit 99.1

Kinsale Capital Group, Inc. Reports 2017 First Quarter Results

Richmond, VA, May 4, 2017-Kinsale Capital Group, Inc. (NASDAQ:KNSL) reported net income of $6.3 million for the first quarter of 2017 compared to $5.3 million for the first quarter of 2016.
Highlights for the first quarter of 2017 included:

•	11.8% annualized return on equity (ROE) for the three months ended March 31, 2017

•	Net income of $6.3 million in the first quarter of 2017, an increase of 19.5% over the first quarter of 2016

•	Diluted earnings per share of $0.29 for the first quarter of 2017

•	22.7% growth in gross written premiums to $52.9 million in the first quarter of 2017

•	Underwriting income of $7.0 million, resulting in a combined ratio of 82.6%

•	36.4% increase in net investment income to $2.3 million in the first quarter of 2017

"The first quarter of 2017 reflected a strong start to the year with 22.7% growth in gross written premium. In addition, the company generated a robust level of profitability with a 19.5% increase in net income and an 82.6% combined ratio. These results highlight the Kinsale strategy of combining disciplined underwriting and low costs,” said President and Chief Executive Officer, Michael P. Kehoe.
Results of Operations
Underwriting Results
Gross written premiums were $52.9 million for the three months ended March 31, 2017 compared to $43.1 million for the three months ended March 31, 2016, an increase of 22.7%. The increase in gross written premiums was principally due to a greater number of policies written from higher broker submissions for the first quarter of 2017 over the same period last year.
During the first quarter of 2016, the Company participated in a quota share reinsurance agreement ("multiple line quota share" or "MLQS") whereby it transferred part of its risk to reinsurers in exchange for a proportion of the gross written premiums on that business. Effective January 1, 2016, the ceding percentage was decreased from 40% to 15%. The Company did not renew the MLQS program for the 2017 calendar year. For comparative purposes, an exhibit showing the calculation of underwriting income excluding the effects of the MLQS is included under the "Summary of Operating Results" section below.
Underwriting income increased by $0.8 million, or 12.9%, quarter over quarter, which was due to an increase in premium volume and higher favorable development on prior accident years, offset in part by higher employee compensation and public company operating costs. Underwriting income was $7.0 million on a combined ratio of 82.6% for the three months ended March 31, 2017, compared to $6.2 million on a combined ratio of 79.6% for same period last year. Loss and expense ratios were 54.7% and 27.9%, respectively, for the three months ended March 31, 2017 compared to 59.2% and 20.4% for the three months ended March 31, 2016. Adjusted loss and expense ratios, each of which excludes the effects of the MLQS, were 55.3% and 26.8% for the first three months of 2016. Prior year loss development continued to be positive in the first quarter of 2017, with favorable development of $5.1 million in the first quarter of 2017 compared to $4.1 million in the first quarter of 2016, on an adjusted basis. See the tables below under "Summary of Operating Results" for a reconciliation of adjusted loss and expense ratios, and "Non-GAAP Financial Measures" for a reconciliation of underwriting income, which are non-GAAP financial measures.

Investment Results
The Company’s net investment income was $2.3 million for the first quarter 2017 compared to $1.7 million in the first quarter 2016, an increase of 36.4% primarily as a result of the net proceeds received from the initial public offering in second half of 2016 and net premiums collected since the first quarter of 2016. The Company’s investment portfolio had an annualized gross investment return of 2.3% as of March 31, 2017 compared to 2.2% as of March 31, 2016. Funds are invested conservatively in high quality securities-including government agency, mortgage-backed, municipal and corporate bonds with an average credit quality of “AA.” The weighted average duration of the investment portfolio was 3.6 years at March 31, 2017 and 3.7 years at December 31, 2016. Cash and invested assets totaled $495.7 million at March 31, 2017 compared to $480.3 million at December 31, 2016.
Other
Total comprehensive income, which includes after-tax unrealized gains and losses from the Company’s investment portfolio, was $7.4 million for the first quarters of 2017 and 2016. The change in unrealized gains on investments during the first quarter of 2017 resulted from higher overall fair values in both the Company's equity and fixed income investments, as the equity markets remained strong and interest rates decreased slightly during the first quarter of 2017.
Stockholders' equity increased by 3.0% for the three months ended March 31, 2017 on higher profits and unrealized investment gains, net of taxes. Stockholders' equity was $216.5 million at March 31, 2017, compared to $210.2 million at December 31, 2016. Annualized return on equity was 11.8% for the first quarter of 2017, down from the first quarter of 2016 primarily as a result of the net proceeds received from the initial public offering.
Summary of Operating Results
The Company’s operating results for the three months ended March 31, 2017 and 2016 are summarized as follows:

	Three Months Ended March 31,
	2017	2016
	($ in thousands)
Gross written premiums	$52,862	$43,082
Ceded written premiums	(8,700)	4,713
Net written premiums	$44,162	$47,795

Net earned premiums	$40,433	$30,597
Losses and loss adjustment expenses	22,107	18,121
Underwriting, acquisition and insurance expenses	11,294	6,248
Underwriting income (1)	$7,032	$6,228

Loss ratio	54.7%	59.2%
Expense ratio	27.9%	20.4%
Combined ratio	82.6%	79.6%

Annualized return on equity (2)	11.8%	18.0%

The following table summarizes the effect of the MLQS for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Including Quota Share	Effects of Quota Share	Excluding Quota Share	Including Quota Share	Effects of Quota Share	Excluding Quota Share
	($ in thousands)
Gross written premiums	$52,862	$—	$52,862	$43,082	$—	$43,082
Ceded written premiums	(8,700)	—	(8,700)	4,713	11,589	(6,876)
Net written premiums	$44,162	$—	$44,162	$47,795	$11,589	$36,206

Net earned premiums	$40,433	$—	$40,433	$30,597	$(5,432)	$36,029
Losses and loss adjustment expenses:
Current accident year	(27,211)	—	(27,211)	(20,844)	3,216	(24,060)
Development on prior accident years	5,104	—	5,104	2,723	(1,406)	4,129
Total losses and loss adjustment expenses	(22,107)	—	(22,107)	(18,121)	1,810	(19,931)
Underwriting, acquisition and insurance expenses	(11,294)	—	(11,294)	(6,248)	3,405	(9,653)
Underwriting income (1)	$7,032	$—	$7,032	$6,228	$(217)	$6,445

Loss ratio	54.7%	—%	—	59.2%	33.3%	—
Expense ratio	27.9%	—%	—	20.4%	62.7%	—
Combined ratio	82.6%	—%	—	79.6%	96.0%	—

Adjusted loss ratio (3)	—	—	54.7%	—	—	55.3%
Adjusted expense ratio (3)	—	—	27.9%	—	—	26.8%
Adjusted combined ratio (3)	—	—	82.6%	—	—	82.1%
(1) Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(2) Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(3) Adjusted loss ratio, adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. See discussion of "Non-GAAP Financial Measures" below.

Non-GAAP Financial Measures
Underwriting Income
Underwriting income is a non-GAAP financial measure that is useful in evaluating the Company's underwriting performance without regard to investment income. Underwriting income represents the pre-tax profitability of the Company's insurance operations and is derived by subtracting losses and loss adjustment expenses and underwriting, acquisition and insurance expenses from net earned premiums. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.

Net income for the three months ended March 31, 2017 and 2016, reconciles to underwriting income as follows:

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Net income	$6,281	$5,257
Income tax expense	3,005	2,632
Other expenses	—	460
Net investment income	(2,286)	(1,676)
Net realized investment losses (gains)	32	(387)
Other income	—	(58)
Underwriting income	$7,032	$6,228
Adjusted Loss and Expense Ratios
Adjusted loss ratio, adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. The Company defines its adjusted loss ratio, adjusted expense ratio and adjusted combined ratio as each of its loss ratio, expense ratio and combined ratio, respectively, excluding the effects of the MLQS. The Company uses these adjusted ratios as internal performance measures in the management of its operations because the Company believes they give management and other users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. The Company's adjusted loss ratio, adjusted expense ratio and adjusted combined ratio should not be viewed as substitutes for its loss ratio, expense ratio and combined ratio, respectively, which are presented in accordance with GAAP.
Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, May 5, 2017, at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (844) 239-5282 Conference ID# 2338251 or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available at the website until the close of business on June 4, 2017.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "believe," "expect," "seek," "may," "will," "intend," "project," "plan," "estimate" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; adverse economic factors; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its E&S insurance operations and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.

Contacts

Kinsale Capital Group, Inc.
Bryan Petrucelli
Senior Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended March 31,
	2017	2016
Revenues	(in thousands, except per share data)
Gross written premiums	$52,862	$43,082
Ceded written premiums	(8,700)	4,713
Net written premiums	44,162	47,795
Change in unearned premiums	(3,729)	(17,198)
Net earned premiums	40,433	30,597

Net investment income	2,286	1,676
Net realized investment (losses) gains	(32)	387
Other income	—	58
Total revenues	42,687	32,718

Expenses
Losses and loss adjustment expenses	22,107	18,121
Underwriting, acquisition and insurance expenses	11,294	6,248
Other expenses	—	460
Total expenses	33,401	24,829
Income before income taxes	9,286	7,889
Total income tax expense	3,005	2,632
Net income	6,281	5,257

Other comprehensive income
Change in unrealized gains on investments, net of taxes	1,073	2,126
Total comprehensive income	$7,354	$7,383

Earnings per share - basic:
Common stock	$0.30	$—
Common stock - Class A	$—	$0.37
Common stock - Class B	$—	$0.07

Earnings per share - diluted:
Common stock	$0.29	$—
Common stock - Class A	$—	$0.37
Common stock - Class B	$—	$0.07

Weighted-average shares outstanding - basic:
Common stock	20,969	—
Common stock - Class A	—	13,803
Common stock - Class B	—	1,531

Weighted-average shares outstanding - diluted:
Common stock	21,389	—
Common stock - Class A	—	13,803
Common stock - Class B	—	1,538

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
Assets	(in thousands)
Investments:
Fixed maturity securities available-for-sale	$397,757	$411,223
Equity securities available-for-sale	22,410	18,374
Total investments	420,167	429,597

Cash and cash equivalents	75,556	50,752
Investment income due and accrued	2,500	2,293
Premiums receivable, net	18,696	16,984
Receivable from reinsurers	—	8,567
Reinsurance recoverable	40,649	70,317
Ceded unearned premiums	14,183	13,512
Deferred policy acquisition costs, net of ceding commissions	10,501	10,150
Intangible assets	3,538	3,538
Deferred income tax asset, net	6,653	6,605
Other assets	2,012	2,074
Total assets	$594,455	$614,389

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$273,001	$264,801
Unearned premiums	93,744	89,344
Payable to reinsurers	3,316	4,090
Funds held for reinsurers	—	36,497
Accounts payable and accrued expenses	3,399	8,752
Other	4,524	691
Total liabilities	377,984	404,175

Stockholders' equity	216,471	210,214
Total liabilities and stockholders' equity	$594,455	$614,389